EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

WORLDWIDE FARE INCREASES

Record high fuel costs and low fares may force additional furloughs and wage and benefit concessions; carrier also exploring reduced pension funding

HOUSTON, May 18, 2004 -- Continental Airlines, Inc. (NYSE: CAL) today announced that it has raised fares worldwide, effective immediately. The carrier also said it is considering additional furloughs, wage and benefit concessions and reduced pension funding.

The fare increase is $10 USD each way for flights up to 1,000 miles, and $20 USD each way for flights over 1,000 miles. The carrier expects that the fare increase will only offset 15 - 20 percent of the economic impact of record fuel prices, which recently hit their highest price since crude oil contracts began trading on the New York Mercantile Exchange 21 years ago.

"We worked hard to generate $900 million of operating income improvements by removing non-value added expense and generating additional revenue over the past two years. We originally expected that this would let us break even in 2004," said Gordon Bethune, chairman and chief executive officer of Continental Airlines. "While we may be faring better than our financially weaker competitors, none of us can afford to operate with these high fuel costs. If we are not successful in passing along these exorbitant fuel costs through higher fares, we will ultimately be forced to seek significant wage and benefit concessions and furloughs of our dedicated and hard working co-workers in order to survive."

The price of crude oil closed at a record high of $41.55 per barrel on May 17, 2004, and continues to trade above $40 per barrel. In March 2003, when Continental originally planned for breakeven results in 2004, it expected jet fuel prices to average approximately $ .68 per gallon for the year. At today's prices of approximately $1.14 per gallon, Continental faces an additional $700 million in annual operating expenses. With fuel prices at these levels and the current weak fare environment, the company expects to post a loss in the quarter ending June 30 and a significant loss for 2004 and beyond.

Continental expects to end the second quarter with an unrestricted cash and short term investment balance of between $1.5 and $1.6 billion. However, continued record high fuel prices without an offsetting improvement in the revenue environment will result in continued pressure on the company's cash balances.

Unless Continental experiences a prompt and significant reduction in fuel prices or a material improvement in the weak revenue environment, the company anticipates that it will have no recourse but to furlough additional employees and seek wage and benefit concessions from all its employee groups.

Continental is also reevaluating whether to fund its pension plan above the minimum amount of $17 million required for 2004. In order to maintain flexibility for its funding options, the company also expects to apply for deficit reduction contribution relief under the recently enacted Pension Funding Equity Act for pension contributions otherwise due in 2004 and 2005. Continental had originally expected to contribute approximately $300 million to its pension plan in 2004 to maintain the plan's funding at 90 percent of the company's current liability.

Continental Airlines is the world's sixth-largest airline with more than 2,800 daily departures throughout the Americas, Europe and Asia. Continental serves 149 domestic and 117 international destinations - more than any other airline in the world - and nearly 200 additional points are served via codeshare partner airlines. With 41,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. For more company information, visit continental.com.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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